Exhibit 99.1

For Immediate Release

VARSITY GROUP REPORTS FINANCIAL RESULTS FOR

FIRST QUARTER 2004

COMPANY ANNOUNCES RECORD GROWTH OF ITS EDUPARTNERS PROGRAM AND SETS ANNUAL SHAREHOLDER MEETING DATE.

Washington, D.C., May 12, 2004 – Varsity Group Inc. (OTCBB: VSTY.OB) today reported its results for the first quarter of 2004. Total revenues for the first quarter were $1.8 million, compared to $1.2 million for the same period in 2003, an increase of 49.4%. Revenues were positively impacted by the Company’s continued success in increasing the number of schools served by its eduPartners program. Net loss for the quarter was $351,000, or $0.02 per basic and diluted share, compared to a net loss of $444,000, or $0.03 per basic and diluted share, in the first quarter of 2003.

The Company also announced that the network of private middle and high schools, small colleges and distance learning organizations that are members of its eduPartners program has now reached 300 institutions nationwide, compared to approximately 200 at this time last year.

“We have continued to make great strides extending the reach of our eduPartners program,” commented Eric J. Kuhn, Chairman and Chief Executive Officer of Varsity Group Inc. “Our momentum is driven by the superior quality of our program, the continued satisfaction of our eduPartners schools, and our strong commitment to meeting the individual needs of each school community.”

“While there are still many schools completing the process of evaluating their bookstore operations for Fall 2004, our success to date has already positioned us to significantly improve upon our financial performance of 2003,” continued Kuhn.

Separately, the Company announced that its annual shareholder meeting will be held on June 24, 2004, at 10:00 am at the Park Hyatt Hotel, 24th and M St., N.W., Washington D.C.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions. Varsity Group’s eduPartners program offers educational institutions a comprehensive eCommerce solution for their textbook procurement operations. EduPartners today comprises a nationwide network of hundreds of educational institutions that have chosen to move their bookstore operations online through its innovative and convenient outsource model.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group’s business that are not historical facts are “Forward-Looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Contact:

Contact: Jack Benson

Company: Varsity Group Inc.

Title: Chief Financial Officer

Voice: 202-667-3400

URL: http://varsity-group.com

VARSITY GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Net sales:
Product	$1,659	$1,068
Shipping	168	155

Total net sales	1,827	1,223

Operating expenses:
Cost of product	1,199	776
Cost of shipping	137	91
Sales and marketing	552	400
Product development	25	55
General and administrative	524	350
Non-cash compensation	23	69

Total operating expenses	2,460	1,741

Loss from operations	(633)	(518)

Other income, net	60	74

Loss before income taxes	(573)	(444)

Income tax benefit	222	—

Net loss	$(351)	$(444)

Net income per share:
Basic and diluted	$(0.02)	$(0.03)

Weighted average shares:
Basic and diluted	16,631	16,211

VARSITY GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	17,964	19,904
Accounts receivable, net	805	546
Inventory	477	328
Other	230	138

Total current assets	19,476	20,916
Property, plant and equipment, net	285	175
Deferred income taxes	2,315	2,093
Other assets	22	22

Total assets	$22,098	$23,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86	$176
Other accrued expenses and other current liabilities	491	1,186
Sales taxes payable	411	443

Total current liabilities	988	1,805
Total stockholders’ equity	21,110	21,401

Total liabilities and stockholders’ equity	$22,098	$23,206